Exhibit 10.2

Tax Receivable Agreement

for PE Holders

TAX RECEIVABLE AGREEMENT

by and among

FOCUS FINANCIAL PARTNERS INC.,

CERTAIN OTHER PERSONS NAMED HEREIN

and

THE AGENTS

DATED AS OF JULY 30, 2018

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of July 30, 2018, is hereby entered into by and among Focus Financial Partners Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agents.

RECITALS

WHEREAS, the Corporate Taxpayer is the managing member of Focus Financial Partners, LLC, a Delaware limited liability company (“Focus LLC”), an entity classified as a partnership for U.S. federal income tax purposes, and holds limited liability company interests in Focus LLC;

WHEREAS, Focus LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year that includes the IPO and for each Taxable Year in which an Exchange (as defined herein) occurs;

WHEREAS, each Blocker is taxable as a corporation for U.S. federal income tax purposes and will merge with a wholly owned subsidiary of the Corporate Taxpayer pursuant to which such Blocker will become a wholly owned subsidiary of the Corporate Taxpayer (the “Blocker Mergers”);

WHEREAS, the TRA Holders currently hold, directly or indirectly through a Blocker, Convertible Preferred Units that will be converted into Common Units in connection with the IPO;

WHEREAS, certain of the TRA Holders may transfer all or a portion of such Common Units: (i) to the Corporate Taxpayer for Class A Shares and/or Class B Shares (and, in some cases, if applicable, cash) in connection with the IPO (an “IPO Contribution”) or (ii) pursuant to the Exchange Right or the Call Right, as applicable, in a transaction that is or is deemed to be a sale of such Common Units to the Corporate Taxpayer for U.S. federal income tax purposes (each such transfer under either of clause (i) or (ii), an “Exchange”);

WHEREAS, as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, as a result of each Blocker Merger, the Corporate Taxpayer is expected to obtain or be entitled to the Tax benefits resulting from the Blocker Section 743(b) Adjustments attributable to the Common Units held by the relevant Blocker;

WHEREAS, the Corporate Taxpayer is also entering into a tax receivable agreement with certain other current and former members of Focus LLC (the “Non-PE TRA”);

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of Exchanges and the Tax benefits realized by the Corporate Taxpayer as a result of the Blocker Section 743(b) Adjustments;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (a) the Corporate Taxpayer, and (b) without duplication, Focus LLC and any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on Focus LLC and such Subsidiaries that are allocable to the Corporate Taxpayer; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means:

(a)   with respect to each Centerbridge Holder, Centerbridge Agent;

(b)   with respect to each KKR Holder, KKR Agent;

(c)   with respect to each Trident Holder, Trident Agent; and

(d)   with respect to all other TRA Holders, if applicable, such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means six percent (6%) or such other rate as the Corporate Taxpayer may in good faith determine to be appropriate taking into account any changes, after the date hereof, to the Corporate Taxpayer’s apportionment factors and/or the corporate income and franchise tax rates in any state and local jurisdictions in which the Corporate Taxpayer files income and franchise tax returns.

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means (a) any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to such Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, Focus LLC remains classified as a partnership for U.S. federal income tax purposes); (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Focus LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes); and (iii) under Section 362(a) of the Code to the extent the Tax basis of a Reference Asset is increased as a result of gain recognized on such Exchange and (b) any Blocker Section 743(b) Adjustment.  For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Exchange; and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Blocker” means each of Trident FFP Blocker LLC, KKR Americas XII (Freya) Blocker L.P. and KKR Americas XII EEA (Freya) Blocker L.P.

“Blocker Merger” has the meaning set forth in the Recitals of this Agreement.

“Blocker Section 743(b) Adjustments” means the adjustments, existing as of the close of the IPO Date (as determined based on the interim closing of the books of Focus LLC as of the close of the IPO Date), to the Tax basis of the Reference Assets under Section 743(b) of the Code that are attributable to the Common Units held by the Blockers.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Call Right” means the “Call Right” as defined in the Focus LLC Agreement and any other purchase of Units by the Corporate Taxpayer pursuant to Section 3.7 of the Focus LLC Agreement.

“Centerbridge Agent” means CP Falcon AIV, L.P. or such other Person designated by the Centerbridge Holders.

“Centerbridge Holder” means each of CP Falcon AIV, L.P., Centerbridge Capital Partners SBS II, L.P., CCP II Falcon AIV-B, L.P., and any Affiliate of the foregoing that becomes a TRA Holder for purposes of this Agreement pursuant to Section 7.6(a).

“Change of Control” means the occurrence of any of the following events or series of related events after the date hereof:

(a)   any Person or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(b)   there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c)   the equity holders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by equity holders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting power of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the voting power of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Class B Shares” means shares of Class B common stock of the Corporate Taxpayer.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Units” has the meaning set forth in the Focus LLC Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate

Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means a per annum rate of LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Date” means (a) with respect to Exchanges, each date on which an Exchange occurs and (b) with respect to the Blocker Mergers, the IPO Date.

“Exchange Notice” has the meaning given to the term “Exchange Notice” in the Focus LLC Agreement.

“Exchange Right” means the exchange right set forth in Section 3.6 of the Focus LLC Agreement, including any such exchange right exercised pursuant to Section 3.9 of the Focus LLC Agreement.

“Exchange Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Expert” means Ernst & Young, LLP or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer, the Agents and, in the event any holders of rights under any other Tax Receivable Agreement are involved in such disagreement, each “Agent” as defined under such other Tax Receivable Agreement.

“Focus LLC” has the meaning set forth in the Recitals of this Agreement.

“Focus LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Focus LLC, as amended from time to time.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (a) the Corporate Taxpayer, and (b) without duplication, Focus LLC and any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on Focus LLC and such Subsidiaries that are allocable to the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (x) any Basis Adjustments, (y) any deduction attributable to Imputed Interest for the Taxable Year, and (z) any Other-TRA Benefits.  For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest, or any Other-TRA Benefits.  Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“Incentive Units” has the meaning set forth in the Focus LLC Agreement.

“IPO” means the initial public offering of shares by the Corporate Taxpayer.

“IPO Contribution” has the meaning set forth in the Recitals of this Agreement.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“KKR Agent” means KKR Freya Aggregator L.P. or such other Person designated by the KKR Holders.

“KKR Holder” means each of KKR Freya Aggregator, L.P., KKR Americas XII (Freya) Blocker Parent L.P. and KKR Americas XII EEA (Freya) Blocker Parent L.P. and any Affiliate of the foregoing that becomes a TRA Holder for purposes of this Agreement pursuant to Section 7.6(a).

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on

Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer in consultation with the Agents) if the Corporate Taxpayer had exercised its right of early termination on such date.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Exchange Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-PE TRA” has the meaning set forth in the Recitals of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Other-TRA Benefits” means any tax benefits resulting from increases in Tax basis or other Tax attributes with respect to which the Corporate Taxpayer or any of its Subsidiaries is obligated to make payments under the Non-PE TRA or any Post-IPO TRA.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” means any Person that is not (a) a national or global financial institution or insurance company or a regional bank that in each case derives at least 30% of its revenues from wealth management services or the sale of proprietary financial products (which for the avoidance of doubt, excludes life insurance and annuities), (b) an independent broker-dealer, (c) a platform for or aggregator of registered investment advisers or broker-dealer teams, or (d) a holding company or acquisition vehicle of any entity described in the foregoing clauses (a) — (c).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer or any of its Subsidiaries pursuant to which the Corporate Taxpayer is obligated to pay over amounts with respect to tax benefits resulting from any tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction (other than any Exchanges) after the date of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (a) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (b) the State and Local Tax Benefit.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (a) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (b) the State and Local Tax Detriment.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means (a) with respect to any Exchange, an asset (other than cash or a cash equivalent) that is held by Focus LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of such Exchange and (b) with respect to the Blocker Section 743(b) Adjustments, an asset (other than cash or a cash equivalent) that is held by Focus LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of the Blocker Mergers.  A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Required TRA Holders” means, at the time of any determination, (a) the KKR Holders if, in the aggregate, they would be entitled to receive at least five percent (5%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer in consultation with the KKR Agent) if the Corporate Taxpayer had exercised its right of early termination on such date, and (b) the Trident Holders if, in the aggregate, they would be entitled to receive at least five percent (5%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer in consultation with the Trident Agent) if the Corporate Taxpayer had exercised its right of early termination on such date.

“Schedule” means any of the following: (a) an Exchange Schedule, (b) a Tax Benefit Payment Schedule, or (c) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement, the Non-PE TRA and any Post-IPO TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest related to such Tax.

“Taxing Authority” means the IRS and any other federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a)(i).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Trident Agent” means Trident FFP LP or such other Person designated by the Trident Holders.

“Trident Holder” means each of Trident FFP LP, Trident VI, L.P., Trident VI Parallel Fund, L.P., Trident VI DE Parallel Fund, L.P. and any Affiliate of the foregoing that becomes a TRA Holder for purposes of this Agreement pursuant to Section 7.6(a).

“Units” means Common Units and Incentive Units.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that

(a)                                 in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(b)                                 any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date;

(c)                                  the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(d)                                 any Reference Asset that is not subject to amortization, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference

Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control; and

(e)                                  if, at the Early Termination Date, there are Units (other than those held by the Corporate Taxpayer or its Subsidiaries) that have not been transferred in an Exchange, then all such Units shall be deemed to be transferred pursuant to the Exchange Right effective on the Early Termination Date.

Section 1.2                                  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1                                  Exchange Schedules.  Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for each Taxable Year in which any Exchange or Blocker Merger has been effected by a TRA Holder, the Corporate Taxpayer shall deliver to each Agent a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable TRA Holder, (a) the Basis Adjustments as a result of the Exchanges or Blocker Merger, as applicable, effected by such TRA Holder in such Taxable Year and (b) the period (or periods) over which the foregoing Basis Adjustments are amortizable and/or depreciable.

Section 2.2                                  Tax Benefit Payment Schedules.

(a)                               Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to each Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such

TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by any Agent.  In addition, the Corporate Taxpayer shall allow each Agent reasonable access at no cost to the appropriate representatives of the Corporate  Taxpayer in connection with a review of such Tax Benefit Payment Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections.  The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)                               For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest, and any Other-TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest, or any Other-TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i) any payment (other than any payment relating to the Blocker Section 743(b) Adjustments) under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Common Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.  The parties agree that any payment under this Agreement relating to or arising from Blocker Section 743(b) Adjustments shall not have the effect of creating additional Blocker Section 743(b) Adjustments or any other type of Basis Adjustment.

Section 2.3                                  Procedure; Amendments.

(a)                               An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received the applicable Schedule or amendment thereto unless (i) any Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer.  If the Corporate Taxpayer and the relevant Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and such Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

(b)                               The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agents, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).  The Corporate Taxpayer shall provide an Amended Schedule to each Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence and shall, at the reasonable request of any Agent, provide any other work papers relating to such Amended Schedule.  For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4                                  Section 754 Election. In its capacity as the sole managing member of Focus LLC, the Corporate Taxpayer will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Focus LLC and all of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1                                  Payments.

(a)                               Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agents becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year.  Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and such TRA Holder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b)                               A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto.  The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued

Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of the Non-PE TRA and any Post-IPO TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Subject to Section 3.3, the portion of the Net Tax Benefit for a Taxable Year that is “Attributable” to a TRA Holder is the portion of such Net Tax Benefit that is derived from (x) any Basis Adjustment that is attributable to the Common Units acquired or deemed acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Holder, (y) any Blocker Section 743(b) Adjustments attributable to the Common Units held by the Blocker of which such TRA Holder was an owner immediately prior to the Blocker Mergers, or (z) any Imputed Interest with respect to Tax Benefit Payments made to such TRA Holder.  The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date.  For the avoidance of doubt, for Tax purposes, the Accrued Amount on the portion of a Net Tax Benefit relating to an Exchange shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Common Units in an Exchange unless otherwise required by law.  The parties agree that the Accrued Amount on the portion of a Net Tax Benefit relating to the Blocker Section 743(b) Adjustments shall not have the effect of creating additional Blocker Section 743(b) Adjustments or any other type of Basis Adjustment.

(c)                                Notwithstanding any provision of this Agreement to the contrary, unless a TRA Holder elects for the provisions of this Section 3.1(c) not to apply to any Exchange by notifying the Corporate Taxpayer in writing on or before the due date for providing the Exchange Notice with respect to such Exchange (or, with respect to an IPO Contribution, on or before the IPO Date), the aggregate Tax Benefit Payments to be made to such TRA Holder with respect to any Exchange shall be limited to (i) 50%, or such other percentage such TRA Holder elects to apply by notifying the Corporate Taxpayer in writing on or before the due date for providing the Exchange Notice with respect to such Exchange (or, with respect to an IPO Contribution, on or before the IPO Date), of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such TRA Holder in such Exchange and (B) the aggregate Market Value of the Class A Shares received by such TRA Holder in such Exchange, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Exchange. An election made by a TRA Holder pursuant to this Section 3.1(c) may not be revoked.

(d)                               The Corporate Taxpayer and the TRA Holders hereby acknowledge that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable Tax purposes.

Section 3.2                                  No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements.  It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the

Tax Receivable Agreements.  The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3                                  Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a)                               Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the following rules shall apply:

(i)                                     The limitation on the tax benefit for the Corporate Taxpayer shall be allocated as follows: (A) first among any Post-IPO TRAs (and among all Persons eligible for payments thereunder in the manner set forth in such Post-IPO TRAs) and (B) to the extent of any remaining limitation on the tax benefit for the Corporate Taxpayer after the application of clause (A), to this Agreement and the Non-PE TRA (and among all Persons eligible for payments hereunder or under the Non-PE TRA as set forth in Section 3.3(a)(ii)).  For the avoidance of doubt, for purposes of this Section 3.3(a)(i), it is intended that in calculating the Corporate Taxpayer’s tax benefit subject to the Tax Receivable Agreements, any available taxable income of the Corporate Taxpayer be first allocated to this Agreement and the Non-PE TRA and any remaining available taxable income will then be allocated to any Post-IPO TRA.

(ii)                                  If any part of the limitation on the tax benefit is allocated to this Agreement and the Non-PE TRA pursuant to Section 3.3(a)(i)(B), such allocated limitation shall be further allocated among all TRA Holders hereunder and all “TRA Holders” under the Non-PE TRA in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in such Taxable Year under this Agreement and the Non-PE TRA if the Corporate Taxpayer had sufficient taxable income in such Taxable Year so that there was no such limitation; provided that, if any portion of the Net Tax Benefit for such Taxable Year results from the carryback of a loss or other Tax item to such Taxable Year from a later Taxable Year (for the avoidance of doubt, carrybacks of losses and other Tax items from more than one later Taxable Year shall be used in the order prescribed in the applicable rules of the Code and the Treasury Regulations), no part of the limitation shall be allocated to the tax benefits set forth on the Schedule prior to its amendment to reflect the carryback and any limitation shall instead be applied to the tax benefits carried back and such limitation shall be further allocated among all such TRA Holders in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in the Taxable Year in which such carried back losses or other Tax items arose under this Agreement and the Non-PE TRA if the Corporate Taxpayer had sufficient taxable income in such Taxable Year so that there was no such limitation.

(iii)                               If any part of the limitation on the tax benefit is allocated to a TRA Holder, such allocated limitation shall first be applied to any deductions arising from Imputed Interest Attributable to such TRA Holder, and then, to the extent of any remaining limitation on the tax benefit allocated to such TRA Holder, to any deductions arising from Basis Adjustments Attributable to such TRA Holder.

(iv)                              To the extent any part of the limitation on the tax benefit subject to the Tax Receivable Agreements is allocated in a manner that differs from the order prescribed in the applicable rules of the Code and the Treasury Regulations regarding the utilization, or deemed utilization, of such tax benefit, appropriate adjustments, consistent with the principles of this Section 3.3(a), shall be made in future Taxable Years to take into account such differing allocation.

(b)                               After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then, (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under each of the Tax Receivable Agreements in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments under all of the Tax Receivable Agreements in respect of prior Taxable Years have been made in full.

(c)                                To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under the Tax Receivable Agreements in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable sections of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

(d)                               The parties hereto agree that the parties to the Non-PE TRA and any Post-IPO TRA are expressly made third party beneficiaries of the provisions of this Section 3.3.

ARTICLE IV
TERMINATION

Section 4.1                                  Early Termination at Election of the Corporate Taxpayer.  The Corporate Taxpayer may terminate this Agreement at any time by paying (a) to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) and (b) to each “TRA Holder” under the Non-PE TRA the “Early Termination Payment” due to such TRA Holder under the Non-PE TRA (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid.  Upon payment of each Early Termination Payment to each TRA Holder by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date.  Upon payment in full of all amounts provided for in this Section 4.1, this Agreement shall terminate, provided that Article VI, Sections 7.1 through 7.10 (inclusive), and Section 7.13 shall remain in full force and effect to the extent applicable.

Section 4.2                                  Early Termination upon Change of Control.  In the event of a Change of Control, all payment obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (b) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (c) except to the extent included in the Early Termination Payment or if included as a payment under clause (b) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control.  In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.3                                  Breach of Agreement.

(a)                               In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement or the Non-PE TRA, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement or the Non-PE TRA in a case commenced under the United States Bankruptcy Code or otherwise, then if the Majority TRA Holders and the Required TRA Holders so elect, such breach shall be treated as an Early Termination hereunder.  Upon such election, all payment obligations hereunder shall be automatically accelerated and shall become due and payable in accordance with Section 4.5(a), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.3(a), any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach.  Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, if the Majority TRA Holders and the Required TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b)          The parties agree that the failure of the Corporate Taxpayer to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due.  Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds available to make, or to the extent that the Corporate Taxpayer is contractually constrained from making, such payment in the Corporate Taxpayer’s sole discretion, exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which Focus LLC or any Subsidiary of Focus LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its equity holders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4           Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (a) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (b) any other work papers related to the calculation of the Early Termination Payment reasonably requested by any Agent.  In addition, the Corporate Taxpayer shall allow each Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections.  The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received such Schedule or amendment thereto unless (x) any Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer  and each other Agent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) each Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer (the “Early Termination Effective Date”).  If the Corporate Taxpayer and the relevant Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 4.5           Payment upon Early Termination.

(a)          Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment.  Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b)          A TRA Holder’s “Early Termination Payment” as of the Early Termination Date shall equal, with respect to such TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1           Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any payment due under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.  For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment due under this Agreement is not permitted to be made at the time such payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders, and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2           Late Payments by the Corporate Taxpayer.  The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Participation in the Corporate Taxpayer’s and Focus LLC’s Tax Matters.  Except as otherwise provided herein or in the Focus LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Focus LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporate Taxpayer (a) shall notify each Agent of, and keep each Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Focus LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (b) shall provide each Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Focus LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, and (c) shall not, without the prior consent of the Agents (such consent not to be unreasonably withheld, conditioned or delayed), settle any Tax Proceeding in a manner that would affect in any material respect the amounts payable to the TRA Holders under this Agreement; provided, however, that nothing in this Section 6.1 shall be construed as requiring or preventing either of the Corporate Taxpayer and Focus LLC from taking or refraining to take any action that is inconsistent with, or otherwise provided for under, any provision of the Focus LLC Agreement.

Section 6.2           Consistency.  Unless there is a Determination or written opinion, reasonably acceptable to the Corporate Taxpayer and Focus LLC, of legal counsel or a nationally recognized tax advisor to the contrary, the Corporate Taxpayer and each of the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all purposes (including U.S. federal, state and local Tax purposes), all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(a) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3).  If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3           Cooperation.  Each TRA Holder shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, or contesting or defending any Tax Proceeding, (b) make itself reasonably available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.  The Corporate Taxpayer shall reimburse each TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Section 6.4           Tax Proceedings. The Corporate Taxpayer shall use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Holders, the Corporate Taxpayer and Focus LLC) to defend the Tax treatment contemplated by this

Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

ARTICLE VII
MISCELLANEOUS

Section 7.1           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Focus Financial Partners Inc.

825 Third Avenue, 27th Floor

New York, NY 10022
Attention:  Chief Financial Officer

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor

New York, NY 10103-0040
Telephone: (212) 237-0000
Attention: Robert Seber

If to Centerbridge Agent, to:

CP Falcon AIV, L.P.
c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Matt Kabaker and Kevin Fusco

If to KKR Agent, to:

KKR Freya Aggregator L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200

New York, NY 10019
Attention: General Counsel

with a copy (which shall not constitute notice to KKR Agent) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Telephone: (212) 455-2000
Attention: Elizabeth Cooper

If to Trident Agent, to:

Trident FFP LP
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: General Counsel

Telephone: (203) 862-2900

If to the Agent other than Centerbridge Agent, KKR Agent, or Trident Agent, to the address designated by such Agent upon its designation pursuant to Section 7.6(b).

If to a TRA Holder, other than an Agent, that is or was a partner in Focus LLC, to the address set forth in the records of Focus LLC.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3           Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6           Successors; Assignment.

(a)          No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i)            to the extent Units are transferred in accordance with the terms of the Focus LLC Agreement (except pursuant to the Exchange Right or the Call Right), the transferring TRA Holder shall assign (or, in the case of a transfer by a KKR Holder, Trident Holder or Centerbridge Holder, may assign) to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units, and such transferee shall execute and deliver a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement;

(ii)           the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement following a Blocker Merger or that, once an Exchange has occurred, arise with respect to the Units transferred in such Exchange, as applicable, may be assigned to any Person or Persons without the prior written consent of the Corporate Taxpayer as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13;

(iii)          the KKR Holders, the Trident Holders and the Centerbridge Holders may assign their rights under this Agreement with respect to all or a portion of their Units to their respective Affiliates, provided that any Affiliate transferee executes and delivers a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement; and

(iv)          the KKR Holders, the Trident Holders and the Centerbridge Holders may assign their rights under this Agreement with respect to all or a portion of their Units, without a corresponding transfer of Units, to a Permitted Transferee; provided that such Permitted Transferee executes and delivers a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement; and provided, further, that (x) the KKR Holders, in the aggregate, may only transfer to two (2) Permitted Transferees (for the avoidance of doubt, other than Affiliates of the KKR Holders, which are addressed in Section 7.6(a)(iii)) pursuant to this Section 7.6(a)(iv) during the term of this Agreement, (y) the Trident Holders, in the aggregate, may only transfer to two (2) Permitted Transferees (for the avoidance of doubt, other than Affiliates of the Trident Holders, which are addressed in Section 7.6(a)(iii)) pursuant to this Section 7.6(a)(iv) during the term of this Agreement, and (z) the Centerbridge Holders, in the aggregate, may only transfer to two (2) Permitted Transferees (for the avoidance of doubt, other than Affiliates of the Centerbridge Holders, which are addressed in Section 7.6(a)(iii)) pursuant to this Section 7.6(a)(iv) during the term of this Agreement.

For the avoidance of doubt, the parties acknowledge that an assignment of rights pursuant to this Section 7.6(a) is not expected to affect the U.S. federal income (or applicable state and local) Tax characterization by the Corporate Taxpayer of payments made under this Agreement.

(b)          The Agent described in clause (d) of the definition of “Agent” may be initially designated or changed solely with the prior written consent of the Corporate Taxpayer and the Majority TRA Holders (for this purpose, calculated by excluding any KKR Holders, Trident Holders and Centerbridge Holders).

(c)           Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7           Amendments; Waivers.  No provision of this Agreement may be amended in a manner that materially affects the substantive rights of any TRA Holder hereunder unless such amendment is approved in writing by each of the Corporate Taxpayer and the Majority TRA Holders; provided, however, that no such amendment shall be effective if such amendment would have a materially disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless a majority of such disproportionately affected TRA Holders (as determined in the same manner as the Majority TRA Holders would be determined if such disproportionately affected TRA Holders were the only TRA Holders) consent in writing to such amendment; provided further, that, notwithstanding anything in the foregoing, no provision of this Agreement may be amended in a manner that materially affects the substantive rights of a Required TRA Holder hereunder unless such amendment is approved in writing by such Required TRA Holder.

Section 7.8           Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9           Resolution of Disputes.

(a)          Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9.  The parties hereto shall attempt in good faith to resolve all Disputes by negotiation.  If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  The parties involved in any Dispute shall each bear their own costs and expenses of such Dispute unless, in the event of an arbitration, otherwise determined by the arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association.

(b)          Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)           EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the forum designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)          The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10         Reconciliation.  In the event that any Agent or any TRA Holder (as applicable, the “Disputing Party”) and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert.  The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association.  The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11         Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.  Upon a TRA Holder’s request, the Corporate Taxpayer shall provide evidence of any such payment to such TRA Holder.  Each TRA Holder shall furnish to the Corporate Taxpayer in a timely manner such statements, certifications or other information reasonably requested by the Corporate Taxpayer for purposes of determining the extent to which any payments hereunder are subject to withholding or deduction. The Corporate Taxpayer and the TRA Holders shall reasonably cooperate to reduce or eliminate any withholding or deduction from any payment made pursuant to this Agreement.

Section 7.12         Status of Corporate Taxpayer as a Member of a Consolidated Group; Transfers of Corporate Assets.

(a)          If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)          If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Focus LLC or any of Focus LLC’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes) (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13         Confidentiality.

(a)          Each Agent and each of such Agent’s assignees and each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Focus LLC and its Affiliates and successors or the TRA Holders, learned by any Agent or any TRA Holder heretofore or hereafter.  This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing an Agent’s or a TRA Holder’s obligations, or monitoring or enforcing a TRA Holder’s rights, under this Agreement, (B) as part of a TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with a TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to a TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of a TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of a TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns.  Notwithstanding anything to the contrary herein, each Agent (and each employee, representative or other agent of such Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Focus LLC, the Agents, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to any Agent or any TRA Holder relating to such Tax treatment and Tax structure.

(b)          If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14         No More Favorable Terms.  None of the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any increases in Tax basis or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) if such agreement provides terms  that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate

Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15         Parity with Non-PE TRA. Notwithstanding anything in this Agreement to the contrary, (a) no amendment may be made to the Non-PE TRA unless a substantially similar amendment is offered by the Corporate Taxpayer to be made to this Agreement, (b) any and all copies of amendments and waivers to the Non-PE TRA must be provided to the Agents, and (c) all documentation delivered by the Corporate Taxpayer to the Agents hereunder and the “Agent” under the Non-PE TRA must be substantially the same.

Section 7.16         Certain Terminations by a TRA Holder. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange that as of the date of this Agreement would be treated as capital gain to instead to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or (b) would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the election of such TRA Holder and to the extent specified by such TRA Holder, this Agreement (i)  shall not apply to an Exchange by such TRA Holder occurring after a date specified by it or (ii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.  Further, notwithstanding anything herein to the contrary, any TRA Holder may, at any time, elect for this Agreement to cease to have further effect in its entirety with respect to such TRA Holder, and the Corporate Taxpayer shall cease to have any further obligations in respect of such TRA Holder, in each case from and after the date specified by such TRA Holder.

Section 7.17         Independent Nature of Members’ Rights and Obligations. The obligations of each TRA Holder hereunder are several and not joint with the obligations of any other TRA Holder, and no TRA Holder shall be responsible in any way for the performance of the obligations of any other TRA Holder hereunder. The decision of each TRA Holder to enter into this Agreement has been made by such TRA Holder independently of any other TRA Holder. Nothing contained herein, and no action taken by any TRA Holder pursuant hereto, shall be deemed to constitute the TRA Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Holders are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Holders, and the Agents have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ Ruediger Adolf
	Name:	Ruediger Adolf
	Title:	Chief Executive Officer

SIGNATURE PAGE TO
TAX RECEIVABLE AGREEMENT

IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Holders, and the Agents have duly executed this Agreement as of the date first written above.

CENTERBRIDGE AGENT, AS AN AGENT:

CP FALCON AIV, LP

By:	/s/ Daniel R. Osnoss
	Name:	Daniel R. Osnoss
	Title:	Authorized Signatory

SIGNATURE PAGE TO

TAX RECEIVABLE AGREEMENT

KKR AGENT, AS AN AGENT:

KKR FREYA AGGREGATOR L.P.

By:	KKR Freya Aggregator GP LLC, its general partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

SIGNATURE PAGE TO

TAX RECEIVABLE AGREEMENT

TRIDENT AGENT, AS AN AGENT:

TRIDENT FFP LP

By:	Trident FFP GP LLC, its general partner

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Vice President & Assistant Secretary

[The signatures of the TRA Holders are attached in Schedule A.]

SIGNATURE PAGE TO

TAX RECEIVABLE AGREEMENT

SCHEDULE A

THE TRA HOLDERS PARTY TO TAX RECEIVABLE AGREEMENT

TRA Holder

TRIDENT FFP LP

By: Trident FFP GP LLC, its general partner

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Vice President & Assistant Secretary

TRIDENT VI, L.P.

By: Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

TRIDENT VI PARALLEL FUND, L.P.

By: Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

TRIDENT VI DE PARALLEL FUND, L.P.

By: Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

SCHEDULE A TO

TAX RECEIVABLE AGREEMENT

TRA Holder

KKR FREYA AGGREGATOR L.P.

By:	KKR Freya Aggregator GP LLC,
its general partner

	By:	/s/ William J. Janetschek
		Name:	William J. Janetschek
		Title:	Chief Financial Officer

KKR AMERICAS XII (FREYA) BLOCKER PARENT L.P.

By:	KKR Associates Americas XII L.P.,
its general partner

By:	KKR Americas XII Limited,
its general partner

	By:	/s/ William J. Janetschek
		Name:	William J. Janetschek
		Title:	Chief Financial Officer

KKR AMERICAS XII EEA (FREYA) BLOCKER PARENT L.P.

By:	KKR Associates Americas XII L.P.,
its general partner

By:	KKR Americas XII Limited,
its general partner

	By:	/s/ William J. Janetschek
		Name:	William J. Janetschek
		Title:	Chief Financial Officer

SCHEDULE A TO

TAX RECEIVABLE AGREEMENT

TRA Holder

CP FALCON AIV, L.P.

By:	Centerbridge Associates II, L.P.,
its general partner

By:	CCP II Cayman GP Ltd.,
its general partner

	By:	/s/ Daniel R. Osnoss
		Name:	Daniel R. Osnoss
		Title:	Authorized Signatory

CCP II FALCON AIV-B, L.P.

By:	Centerbridge Associates II, L.P.,
its general partner

By:	CCP II Cayman GP Ltd.,
its general partner

	By:	/s/ Daniel R. Osnoss
		Name:	Daniel R. Osnoss
		Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS II, L.P.

By:	CCP SBS GP, LLC, its general partner

	By:	/s/ Daniel R. Osnoss
		Name:	Daniel R. Osnoss
		Title:	Authorized Signatory

SCHEDULE A TO

TAX RECEIVABLE AGREEMENT